Exhibit 99

FOR IMMEDIATE RELEASE
ORRSTOWN FINANCIAL SERVICES, INC. ANNOUNCES ELECTION
OF LINFORD WEAVER TO BOARD OF DIRECTORS

SHIPPENSBURG, PA (June 1, 2020) – Orrstown Financial Services, Inc. (NASDAQ: ORRF) today announced that Linford (Lin) Weaver has been elected to the Boards of Directors of the Company and its principal subsidiary, Orrstown Bank, effective June 1, 2020.

Mr. Weaver currently serves as Co-President of the Shady Maple Companies. Mr. Weaver has significant experience managing complex organizations, and brings a broad range of executive leadership skills to the ORRF Board of Directors, including financial analysis, human resources, risk management, information technology, and strategic marketing. Under his leadership, the Shady Maple Farmers Market has grown into the largest supermarket in Pennsylvania, and the Shady Maple Smorgasbord has grown to be the largest buffet in the United States. In addition to these entities, Mr. Weaver also oversees Shady Maple RV Sales and Service, Houston Run Development, and Weaver Realty Investment Properties, all of which are well-known and highly-respected organizations throughout Orrstown’s footprint, and further highlight Weaver’s depth and breadth of experience.

“We are delighted to welcome Lin Weaver to the Orrstown boards,” said Joel R. Zullinger, Chairman. “Lin’s business acumen and extensive knowledge of our eastern Pennsylvania market, particularly in the Lancaster and Berks County communities, will be of tremendous value as we continue to expand our operations and presence in this rapidly-growing area.”

Mr. Weaver currently serves as President of the Board of the Conestoga Christian School and as a member of the missions board of Missions Me. He and his wife, Bernice, are the proud parents of four children and reside in East Earl, Pennsylvania.

In addition to Mr. Weaver’s appointment, the Company also announced that Robert (Bob) DeAlmeida resigned from the Orrstown boards effective June 1, 2020, to pursue other interests.

“We are grateful to Bob for his service to our company and his counsel,” said Mr. Zullinger. “We wish him all the best in his future endeavors.”
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About the Company
With approximately $2.4 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiaries, Orrstown Bank and Wheatland Advisors, Inc., provide a wide range of consumer and business financial services in Berks, Cumberland, Dauphin, Franklin, Lancaster, Perry, and York Counties, Pennsylvania and Anne Arundel, Baltimore, Howard, and Washington Counties in Maryland as well as Baltimore City. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown Financial Services, Inc.’s stock is traded on Nasdaq (ORRF). For more information about Orrstown Financial Services, Inc. and Orrstown Bank, visit www.Orrstown.com. For more information about Wheatland Advisors, Inc., visit www.WheatlandAdvisors.com.

Cautionary Note Regarding Forward-looking Statements: This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts.